Exhibit 99.2

[CONFIDENTIAL]

CEO Letter to Employees – May 29, 2024

Subject: Exciting News – Akili to Combine with Virtual Therapeutics

Akilians,

As discussed at our recent all-hands meeting, we have been working with an external advisor to explore strategic options for Akili that will enable us to leverage our considerable strengths while helping us address key business model gaps.  As a part of this process, we’ve cast a wide net looking across the technology, entertainment, and health care sectors for possible combinations.  After extensive effort and careful deliberation, I am pleased to share that this morning we announced that we have reached a definitive agreement to combine with Virtual Therapeutics via a tender offer and subsequent merger.  Virtual Therapeutics, headquartered in Kirkland, Washington, is a leading digital health company engaged in the development of virtual reality (VR) based applications to improve mental health in the workplace using immersive technology, evidence-based techniques and engaging content.  The company’s Breakthrough platform provides turnkey solutions delivered through VR technology that have been shown to relieve chronic stress, anxiety, and depression while improving productivity and job satisfaction.  Breakthrough currently consists of a set of applications based on rigorous scientific research and targeted towards specific mental attributes such as mindfulness and cognitive flexibility to help address a broad array of mental health needs.

Virtual Therapeutics has been built by a team with decades of success in the entertainment and gaming industry who have contributed to the development of multiple blockbuster products in the Harry Potter Franchise, the Marvel Universe, multiple Lego games, and many more.  In 2016, the team elected to focus their expertise in immersive, entertaining content to help to solve the growing mental health crisis and since that time have developed not only a suite of solutions, but partnerships with influential pillars of the healthcare industry like UnitedHealth Group and the United States Department of Veterans Affairs.

By combining our proven track record of developing and obtaining regulatory approval of digital therapeutics in the US, with Virtual Therapeutics’ robust (and growing) portfolio of VR-based mental health solutions and entertainment expertise, we aim to create a compelling platform to address mental health needs across the spectrum.

So what happens next?

It is important to call out that while we are announcing the proposed combination today, there are still a number of steps to work through before the deal is closed.  Over the course of the next several days, Virtual Therapeutics and Akili will be filing a series of documents with the Securities and Exchange Commission (SEC) detailing the proposed tender offer and subsequent merger transaction. Subject to the terms and conditions of the Merger Agreement, Akili shareholders will have at least 20 business days to accept Virtual Therapeutics’ offer to purchase their Akili holdings for approximately $0.43 per share.  Assuming that the majority of Akili shareholders have agreed to sell or “tender” their shares to Virtual Therapeutics and assuming the other closing conditions in the Merger Agreement are satisfied, Akili will merge into and become a wholly-owned subsidiary of Virtual Therapeutics and will no longer be an independent, public company.  While the exact timing of these events is difficult to predict, it is our goal to complete the process in the third quarter of 2024.

This is an exciting time for Akili.  This proposed  transaction would create a combined company with incredible product development teams and talent, amazing technology in both the mobile and VR markets, distribution pathways with high volume and influential partners and a balance sheet that can support the integrated company with ample runway to grow into the opportunities ahead.

But along with all of the excitement I realize that there will be many questions regarding what these changes mean for our customers, our team and our future.  We have sent an invitation to an all-hands meeting for later today where I will begin answering these questions.  For those of you in the Bay Area, we will be joined in person in Larkspur by Dan Elenbaas, Virtual Therapeutics’ founder and CEO.

Now that we have announced the proposed transaction, the next step is to dive into the details of the combined company’s strategy, roadmap and plan for integration after closing.  This process will take a lot of effort over the days, weeks and months ahead.  We won’t have all of the answers today.  But you have both Dan’s and my commitment that we will communicate as transparently and as frequently as we can as we work our way through this process, and we look forward to beginning that discussion in today’s all hands.

We all believe in the power of Akili’s technology to positively change people’s lives.  I cannot thank this group enough for your continued resiliency and all of your hard work to deliver our treatment to as many patients as possible.  I truly believe that today’s announcement is a massive step forward in accelerating our ability to change the shape of cognitive medicine and make the world better for millions of patients that are in need.

I look forward to seeing you later today.

Best regards,

Matt

Forward-looking Statements

This communication relates to the proposed transaction pursuant to the terms of the Agreement and Plan of Merger, dated May 29, 2024, by and among Virtual Therapeutics Corporation (“Parent”), Alpha Merger Sub, Inc. (“Purchaser”), and Akili, Inc. (“Akili”). This communication includes express or implied forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about the proposed acquisition of Akili by Parent and the operations of the combined company that involve risks and uncertainties relating to future events and the future performance of Akili. Actual events or results may differ materially from these forward-looking statements. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “future,” “opportunity” “will likely result,” “target,” variations of such words, and similar expressions or negatives of these words are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words.

These statements are based on  current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific. A number of important factors, including those described in this communication, could cause actual results to differ materially from those contemplated in any forward-looking statements. Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Akili’s stockholders will tender their stock in the offer; the possibility that competing offers will be made by third parties; the occurrence of events that may give rise to a right of one or both of Parent and Akili to terminate the merger agreement; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived on a timely basis or at all, including the possibility that a governmental entity may prohibit, delay, or refuse to grant approval, if required, for the consummation of the proposed transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of consents or regulatory approvals or actions, if any; the possibility that the proposed transaction may not be completed in the time frame expected by Parent and Akili, or at all; the risk that Akili may not realize the anticipated benefits of the proposed transaction in the time frame expected, or at all; the effects of the proposed transaction on relationships with Akili’s employees, business or collaboration partners or governmental entities; the ability to retain and hire key personnel; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; significant or unexpected costs, charges or expenses resulting from the proposed transaction; potential negative effects related to this announcement or the consummation of the proposed acquisition on the market price of Akili’s common stock; unknown liabilities related to Parent or Akili; the nature, cost and outcome of any litigation and other legal proceedings involving Akili or its officers and directors, including any legal proceedings related to the proposed acquisition; and risks related to global as well as local political and economic conditions, including interest rate and currency exchange rate fluctuations. While the foregoing list of factors presented here is considered representative, no list should be considered to be a complete statement of all potential risks and uncertainties. There can be no assurance that the proposed transaction or any other transaction described above will in fact be consummated in the manner described or at all. A more complete description of these and other material risks can be found in Akili’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q and other documents that may be filed by Akili from time to time with the SEC, as well as the Schedule TO and related tender offer documents to be filed by Parent and its indirect wholly owned subsidiary, Purchaser, and the Schedule 14D-9 to be filed by Akili. Parent and Akili also plan to file other relevant documents with the SEC regarding the proposed transaction.

Any forward-looking statements speak only as of the date of this communication and are made based on management’s current beliefs and assumptions and on information currently available to Parent and Akili, and the reader is cautioned not to rely on any forward-looking statements. Parent and Akili do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

Additional Information and Where to Find It

The tender offer for all of the outstanding shares of common stock of Akili referenced in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Akili, nor is it a substitute for the tender offer materials that Parent, Purchaser or Akili will file with the SEC. The solicitation and offer to buy the common stock of Akili will only be made pursuant to an Offer to Purchase and related tender offer materials that Parent and Purchaser intend to file with the SEC. At the time the tender offer is commenced, Parent and Purchaser will file with the SEC a Tender Offer Statement on Schedule TO, and thereafter Akili will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. AKILI’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ CAREFULLY THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY WILL EACH CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF AKILI SECURITIES AND OTHER INVESTORS SHOULD CONSIDER BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents, as well as the Solicitation/Recommendation Statement will be made available to all stockholders of Akili at no expense to them and will also be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting either Parent or Akili. Copies of the documents filed with the SEC by Akili will be available free of charge on Akili’s website at www.Akiliinteractive.com or by contacting Akili’s Investor Relations Department at InvestorRelations@Akiliinteractive.com or PR@Akiliinteractive.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Akili files annual, quarterly and current reports and other information with the SEC. Akili’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.